                                                                    EXHIBIT 99.1

[eVENTURES LOGO]                                                NEW ANNOUNCEMENT

Contact:
Chad E. Coben                                  Stewart Lewack, Joseph Jaffoni
eVentures Group, Inc.                          Jaffoni & Collins Incorporated
214/777-4100; ccoben@evnt.com                  212/835-8500; evnt@jcir.com


                     eVENTURES REPORTS RECORD FOURTH QUARTER
                              AND YEAR-END RESULTS

           - FOURTH QUARTER REVENUES INCREASE 162% TO $16.4 MILLION -
               - NETWORK MINUTES CARRIED INCREASE TO 132 MILLION -

DALLAS, Texas, September 28, 2000 - eVentures Group Inc. (OTC BB:EVNT), a broadband network services company providing data transport, Internet access and value added communications services, today announced financial results for the fourth quarter and fiscal year-ended June 30, 2000.

Revenues for the fiscal 2000 fourth quarter ended June 30, 2000 increased 162% to $16.4 million from $6.3 million in the year-ago quarter. During the quarter, the Company's wholly owned subsidiaries - AxisTel Communications, e.Volve Technology Group and Internet Global Services (iGlobal) - carried a combined total of 132 million minutes of voice and data traffic over its private, facilities-based communications network, a 173% increase over traffic minutes carried in the year-ago quarter. The substantial increase in traffic minutes and revenue is a result of the acquisition of AxisTel Communications and iGlobal which occurred early in fiscal 2000, as well as 135% organic growth in carrier minutes.

The Company achieved gross profit of $1.9 million during the quarter, a 108% sequential increase over gross profit of $0.9 million in the fiscal third quarter ended March 31, 2000. This increase represents the third consecutive quarter of positive gross profit for the Company.

The Company's operating loss for the quarter was $13.3 million, reflecting higher operating expenses due to the Company's growth and investments in building its network, including

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eVENTURES REPORTS FOURTH QUARTER/YEAR-END RESULTS, 9/28/00                page 2

depreciation and amortization and other non-cash charges of approximately $7.8 million. Including a non-cash charge of approximately $2.9 million related to equity in loss of affiliates, the Company reported a net loss of $14.4 million, or $0.28 per share, compared to a net loss of $3.8 million, or $0.33 per share, in the fiscal 1999 fourth quarter. The weighted average number of shares outstanding for the fourth quarters of fiscal 2000 and 1999 were 51,322,909 and 11,365,614, respectively, and reflect the issuance of shares pursuant to the Company's acquisitions and a series of private placements executed during the fiscal year.

Other fiscal 2000 fourth quarter and subsequent highlights include:

o A $58.5 million private placement led by a strategic investor group including Liberty Media Group, Chase Capital Partners, First Union Capital Partners and Goldman Sachs, among others;

o An investment by Qwest Communications whereby Qwest became a preferred bandwidth supplier and made a financial investment in eVentures in exchange for an equity position in the Company;

o The appointments of Jeffrey A. Marcus and several other leading communications and network executives to expand the breadth and depth of its management team;

o Participation in a $42 million financing with Blackstone Capital Partners, Millennium Technology Ventures and others in Phonefree.com, the new category leader in Internet telephony sites with 165,000 unique daily visitors in August, as well as an initial investment in ORB, an Internet marketing services company;

o The combination of Axistel, e.Volve and iGlobal earlier this month to form a single broadband network services company.

"eVentures had an outstanding first year of operations as a public company, building a portfolio of exciting investments and assembling a communications network that achieved triple-digit growth in revenues and usage," commented Jeffrey A. Marcus, Chairman and Chief Executive Officer of eVentures. "We have assembled the foundation of our network, which now includes over 50 points of presence (POPs) and relationships with over 250 service providers, and investments in several partner companies whose products and services are an important source of value, opportunity and growth for our Company. We also raised additional capital to strengthen our Company's balance sheet and provide fuel for growth."

Revenues for the fiscal year ended June 30, 2000 increased 103% to $55.4 million from $27.2 million in fiscal 1999, primarily from acquisitions as well as organic growth of 139% in traffic minutes carried over the Company's communications network. Including acquisitions, the Company transmitted over 500 million minutes of traffic in fiscal 2000, a 205% increase over the 165 million minutes carried in fiscal 1999. The Company achieved gross profit of $3.7 million in fiscal 2000.

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eVENTURES REPORTS FOURTH QUARTER/YEAR-END RESULTS, 9/28/00                page 3


The Company's operating loss for the twelve months ended June 30, 2000 was $28.8 million, reflecting depreciation and amortization and other non-cash charges of approximately $13.4 million. Including non-cash charges of approximately $16.6 million related to the write-off of unamortized debt discount costs, eVentures' share of equity in loss of affiliates and imputed preferred dividends related to the issuance of preferred stock, the Company reported a net loss of $44.3 million, or $1.14 per share, in fiscal 2000, compared to a net loss of $5.1 million, or $0.45 per share, in fiscal 1999. The weighted average number of shares outstanding for fiscal 2000 and fiscal 1999 were 38,739,230 and 11,365,614, respectively.

"Fiscal 2001 is off to a strong start, having combined the operations of our three wholly owned subsidiaries - AxisTel, e.Volve and iGlobal - while honing our operating focus on a business plan which promises to maximize our network operations, human resources and capital with the goal of enhancing shareholder value," continued Mr. Marcus. "We couldn't be better positioned to capitalize on the growing demand for high bandwidth connectivity and services, and we will continue investing in our network to build a service platform that focuses our core strengths and resources on the vast market opportunity before us."

ABOUT eVENTURES (http://www.evnt.com/)

eVentures is a global broadband network services company providing transport, Internet access and value added communications services over an expanding, facilities-based network. Our network currently has POPs in 31 domestic and 9 international cities. Customers include leading communications carriers, businesses and consumers worldwide. The Company also has significant equity stakes in emerging Internet communication companies such as PhoneFree.com, ORB, Inc. and Lineabox, among others.

This press release includes statements regarding eVentures' business strategy, plans and objectives which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Although eVentures management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be accurate. Numerous factors, including those set forth in the Company's periodic and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management's expectations.

                      (tables and supplemental data follow)
eVENTURES REPORTS FOURTH QUARTER/YEAR-END RESULTS, 9/28/00                page 4


                              eVENTURES GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                         THREE MONTHS ENDED                   TWELVE-MONTHS ENDED
                                                JUNE 30,                           JUNE 30,
                                          2000              1999              2000              1999
                                     ------------      ------------      ------------      ------------
Revenues                             $ 16,383,698      $  6,254,781      $ 55,354,030      $ 27,248,273

Direct costs                           14,495,929         7,423,829        51,656,016        23,311,584
                                     ------------      ------------      ------------      ------------

Gross profit                            1,887,769        (1,169,048)        3,698,014         3,936,689

Selling, general and
  Administrative Expenses               9,213,440         1,701,411        22,471,732         6,251,730

Depreciation and amortization           5,973,206           209,041        10,007,859           957,966
                                     ------------      ------------      ------------      ------------

 (Loss) from Operations,
  before other (income) expense       (13,298,877)       (3,079,500)      (28,781,577)       (3,273,007)

Other (income) expenses:
  Interest expense (income), net       (1,294,506)          571,231          (920,161)        1,704,459
  Write off of unamortized
    debt discount                              --                --           917,615                --
  Equity in losses of affiliates        2,907,451            33,776         5,236,183            33,776
  Foreign currency (gain) loss           (166,315)          114,177          (168,431)          126,575
  Other                                  (394,393)          (11,539)           29,057           (16,930)
                                     ------------      ------------      ------------      ------------
                                        1,051,697           707,645         5,094,263         1,847,880
                                     ------------      ------------      ------------      ------------

Net  loss                             (14,350,574)       (3,787,145)      (33,875,840)       (5,120,887)

Imputed Preferred Dividend                     --                --        10,407,954                --
                                     ------------      ------------      ------------      ------------

Net loss available to common
  Shareholders                       $(14,350,574)     $ (3,787,145)     $(44,283,794)     $ (5,120,887)
                                     ============      ============      ============      ============

Net loss per share (basic &
  diluted)                           $      (0.28)     $      (0.33)     $      (1.14)     $      (0.45)
                                     ============      ============      ============      ============

Weighted average number of
  Shares outstanding                   51,322,909        11,365,614        38,739,230        11,365,614
                                     ============      ============      ============      ============


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eVENTURES REPORTS FOURTH QUARTER/YEAR-END RESULTS, 9/28/00                page 5

                              eVENTURES GROUP, INC.
                         CONSOLIDATED BALANCE SHEET DATA
                                   (unaudited)


                                                                          AS OF JUNE 30,
                                                       -----------------------------------------------
                                                            2000             1999              1998
                                                       ------------     ------------      ------------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents                              $ 40,764,246     $     39,379      $  2,417,216
Working capital (deficit)                                33,703,069       (6,590,569)         (715,832)
Total assets                                            218,316,373       12,588,409         4,305,175
Capital lease obligations, net of current portion         5,780,851        2,031,513           487,665
Long term debt                                            3,685,145        6,828,948         5,410,000
Total stockholders' (deficit) equity                    191,950,797       (5,932,221)       (5,121,478)


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